THIS SEPARATION AGREEMENT AND RELEASE (hereinafter “this Agreement”) dated September 2, 2011 is made and entered into between Sheldon Finkel, an individual (the “Executive”), and Sagebrush Gold, Ltd., a Nevada corporation, (f/k/a The Empire Sports & Entertainment Holdings Co., a Nevada corporation (“Sagebrush”)), The Empire Sports & Entertainment, Co., a Nevada corporation (“Empire Sports”), EXCX Funding Corp., a Nevada corporation (“EXCX”), and The Capital Hoedown, Inc. , an Ontario corporation (“Capital”), each with offices located at 110 Greene Street, #403, New York, New York 10012 (hereinafter,  collectively the “Companies”), Barry Honig, an individual (“BH”), and Michael Brauser, an individual (“MB”) (BH and MB hereinafter referred to individually as a “Lender” and jointly as the “Lenders”) and William Finkel.

WHEREAS, Executive is an officer and/or director of each of the Companies;

WHEREAS, Capital is a 66.67% subsidiary of the Empire Sports;

WHEREAS, Lenders have made certain loans and advances to EXCX, Sagebrush and Empire Sports (each of EXCX, Sagebrush and Empire Sports hereinafter referred to as a “Borrower” and, collectively, as the “Borrowers”) (the “Loan”), pursuant to that certain Credit Facility Agreement among the Lenders named therein and the Borrowers dated as of February 23, 2011 (the “Loan Agreement”) and one or more Notes, a Security Agreement, a Contribution and Security Agreement, a Master Security Agreement, Collateral Assignment and Equity Pledge, a Blocked Account Control Agreement, a Collateral Account Agreement, and the other Loan Documents (as such terms are defined in the Loan Agreement, the “Transaction Documents”). Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement;

WHEREAS, Executive and the Lenders are parties to that certain Contribution and Security Agreement dated as of February 23, 2011 (the “Contribution Agreement”) under which Executive pledged certain collateral and agreed to reimburse MB and BH certain amounts in connection with the Loan;

WHEREAS, pursuant to the Contribution Agreement Executive has become obligated under the Contribution Agreement for reimbursement to MB and BH; and

WHEREAS, the Lenders and Borrowers seek to provide for retirement of the Loan, in whole or in part, from proceeds held for the benefit of Lenders in the Blocked Account pursuant to the Blocked Account Control Agreement and Collateral Account Agreement under the Loan Documents;

WHEREAS,  Executive owns shares of the common stock of Sagebrush, some vested and some unvested, which shall be transferred or cancelled as provided herein, to satisfy Executive’s obligations under the Contribution Agreement;

WHEREAS, that certain Letter of Credit No. S93059558 dated August 5, 2010 issued by Signature Bank, NA, (the “Letter of Credit”) in connection with, and as a condition of, Executive’s employment agreement with Sagebrush dated as of May 19, 201 (the “Employment Agreement”) in the current amount of one million dollars ($1,000,000.00), has been pledged by the Executive to the Lenders pursuant to the Contribution Agreement and is held in escrow pursuant to that certain Escrow Agreement dated as of February 23, 2011 as collateral security for the Loan (“the Escrow Agreement”);

WHEREAS, the Letter of Credit provides that it be drawn down by, and that the proceeds payable thereunder shall be paid to, the Executive in the event of a default by Sagebrush with respect to the Employment Agreement;

WHEREAS, Sagebrush has determined that it will shift, and it has shifted, its business focus to the gold mining business and that it will accordingly phase out and terminate its entertainment and sports-related business activities, and as a result thereof Sagebrush has advised the Executive that it intends to terminate his employment pursuant to the Employment Agreement;

WHEREAS, Sagebrush’s termination of the Employment Agreement constitutes an event of default thereunder and entitles the Executive to draw down, receive and retain the amounts due to him pursuant to the Letter of Credit;

WHEREAS the Companies and Lenders, and Executive, mutually desire to amicably end their relationship, terminate Executive’s Employment Agreement dated as of May 19, 2010 (the “Employment Agreement”) and provide for the payment or settlement of amounts due and owing under the Contribution Agreement, as provided herein

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Termination of Employment Agreement.  In consideration of the termination of the Employment Agreement, which shall be immediately effective upon execution of this Agreement, Executive hereby resigns from all positions with the Companies and releases the Companies from any and all further obligations to Executive.

2.           Additional Agreements:

(a) The parties hereto shall and hereby do agree to the following effective as of the date hereof:

i.
The Executive shall sell one million nine hundred and fifty thousand (1,950,000)  shares of vested and unvested common stock, par value $0.0001 per share, of Sagebrush (the “Common Stock”) owned by the Executive and his designee William Finkel, respectively, to MB (the “MB Shares”), for a purchase price of one hundred and fifty dollars ($150.00).  The MB shares shall consist of one million  five hundred and fifty thousand (1,550,000) shares in the name of Sheldon Finkel and four hundred thousand (400,000) shares in the name of William Finkel.  All of the MB Shares shall be delivered to MB at the address indicated below for notices, together with executed stock powers and Medallion guarantee signatures promptly following execution of this Agreement and may be transferred to MB’s designee(s), and (b) the Secretary of Sagebrush shall have the full power and authority to direct the transfer agent for Sagebrush to transfer such shares as attorney in fact for Executive and William Finkel; and

ii.
The Executive shall deliver to Sagebrush seven hundred and fifty thousand (750,000) shares of Common Stock for cancellation (the  “Sagebrush Shares”). All of the Sagebrush Shares  shall be delivered to Sagebrush at the address indicated below for notices, together with stock powers and Medallion guarantee signatures promptly following execution of this Agreement, provided, however, that (a) delivery shall not be required to effect such cancellation, and (b) the Secretary of Sagebrush shall have the full power and authority to direct the transfer agent for Sagebrush to cancel the Sagebrush Shares as attorney in fact for Executive; and

iii.
The Executive shall be entitled to retain six hundred thousand (600,000) shares of Common Stock presently owned, which shall remain fully vested shares of Common Stock of Sagebrush (and if such shares are not in possession of Executive, Sagebrush shall deliver to the Executive, upon the execution of this Agreement and a lost certificate affidavit, one or more certificates representing such shares) (the  “Executive Shares”), and Executive agrees  that the Executive Shares  shall be subject to the terms and provisions of the lockup in the form annexed hereto as Exhibit A through and including December 31, 2012; and

iv.
All additional vested and unvested shares or options for shares of the Common Stock of Sagebrush owned of record or beneficially or as to which Executive or any of his affiliates shall have any right, are and shall hereby be cancelled and returned to Sagebrush, other than existing options awarded to Executive for 400,000 shares of Common Stock which Sagebrush shall deliver to the Executive upon the execution of this Agreement and the Executive shall retain (the options and the Executive Shares  to be retained by the Executive hereinafter referred to as the “Executive Retained Securities”).

v.
The Executive Retained Securities are hereby pledged as collateral security for the payment by the Executive of $150,000 to the Lenders on the following Schedule: (a) $25,000 to BH and MB, jointly, within five (5) business days following the next occurring boxing match in which either Vladimir or Vitaly Klitschko shall participate (the “First Klitschko Match”); (b) $25,000 to BH and MB, jointly, within five (5) business days following the next occurring boxing match in which either Vladimir or Vitaly Klitschko shall participate following the First Klitschko Match (the “Second Klitschko Match”); (c) $25,000 to BH and MB, jointly, six (6) months after the date of the Second Klitschko Match; (d) $25,000 to BH and MB, jointly, six (6) months after the date of the payment made pursuant to Section 2(a)(v)(c) above; and (e) $50,000 to BH and MB, jointly, six (6) months after the date of the payment made pursuant to Section 2(a)(v)(d) above. The foregoing shall constitute a security agreement under the UCC as in effect and applicable to Lenders who are authorized to file a UCC1 with respect to such security agreement.

vi.
Notwithstanding the payments required to be made by Executive pursuant to Section 2(a)(v) above, the Executive Retained Securities are hereby also pledged as collateral security for the payment to the Company by Michael Lampley and/or his designee(s) of $112,500 in the aggregate, payable (a) twenty one thousand dollars ($21,000) to Strike Force, (b) $25,000 as directed by the Companies in writing on or before September 2, 2011 and (b) the balance sixty six thousand five hundred dollars ($66,500) as directed by the Companies in writing on or before September 30, 2011. The foregoing shall constitute a security agreement under the UCC as in effect and applicable to Sagebrush with respect to such security agreement.

vii.
The proceeds of the Letter of Credit are hereby assigned by Executive to the Lenders.  Executive shall instruct Signature Bank to assign to Lenders or their designee(s) the proceeds, and appoints Signature Bank as attorney in fact to accept instructions from Lenders as to the disposition of all proceeds of the Letter of Credit, and authorizes any and all actions by Escrow Agent to effectuate the intent and purposes of the Loan, including under the Escrow Agreement. Executive, MB, BH, and the Companies hereby release the Escrow Agent from any and all liabilities and disputes in connection therewith. Escrow Agent is directed and instructed to deliver the original LC to Signature Bank for payment to MB and BH or their designees and thereupon the escrow created under the Escrow Agreement is hereby terminated (other than provisions with respect to indemnification, contribution, disputes, fees and expenses, which shall survive).  Companies hereby consent to the foregoing.  Executive hereby acknowledges as follows: “The Capital  Hoedown Festival Event has generated Net Losses and the Companies have failed to pay the Lenders the amounts required pursuant to the Loan Agreement”, and this Agreement shall constitute the Distribution Directive under the Escrow Agreement.”  Executive hereby irrevocably waives the right to issue to Escrow Agent a Written Escrow Objection.   Accordingly, Sagebrush, MB, BH and Executive agree to amend the Letter of Credit payment terms as follows (and to notify Signature Bank to reissue such Letter of Credit in favor of Lenders as defined in the Contribution Agreement), or with such other or further revisions as Lenders and the Executive shall direct in writing in order to effectuate the payment of the Letter of Credit to Lenders in repayment of the Loan as required by the Escrow Agreement:

“This letter of credit shall be paid upon delivery to Bank of the following statement “The Events have generated Net Losses and the Companies have failed to repay the obligations under the Loan in full.  You are hereby instructed to pay the amount of five hundred and seven thousand dollars, five hundred and fifty six dollars ($507,556.00) to Barry Honig and five hundred and seven thousand dollars, five hundred and fifty six dollars ($507,556.00) to Michael Brauser”.

b)	The Companies and the Lenders further agree as follows:

i.
Sagebrush shall sell to Concert International Inc., 201-110 Clarence Street Ottawa, ON K1N 5P6, Att: Denis Benoit (“CII”) or CII’s designee, the issued and outstanding equity ownership interest in Empire Sports pursuant to the terms of a Stock Purchase Agreement, on terms and conditions acceptable to Sagebrush, for the purchase price of $500,000.00 (which sale shall include the sale to CII of the 2/3 equity ownership interest in Capital not already owned by CII, or to CII’s designee), payable by promissory note provided, that CII and Empire Sports, Capital, and Denis Benoit (“Benoit”), jointly and severally, shall indemnify and hold harmless the Companies (other than Empire Sports and Capital), and their respective officers, directors, shareholders, representatives and agents, MB, BH and their respective affiliates, agents, attorneys and representatives from and against any and all liabilities, claims, judgments, costs and expenses associated with the business of Capital or the Capital Event, and such sale is on an “as-is” and “where-is” basis without any representations or warranties concerning the Capital Event, or the business or affairs of Empire Sports or Capital.

ii.
Executive shall provide to MB and BH a reasonable number of premier tickets to events sponsored or promoted by Executive, but not fewer than four, unless prohibited by contract with any third party, for a period of twenty four (24) months following the date hereof.

iii.
EXCX shall pay to Lenders in reduction of the Loan the balance of all funds held pursuant to the Blocked Account Control Agreement and Collateral Account Agreement upon execution of this Agreement, and periodically upon notice of payment demand by Lenders.

c)
The Employment Agreement shall be deemed terminated and of no further force or effect as of the date hereof.  Executive acknowledges and agrees that as a result of such termination all options, warrants and rights to any Common Stock, which are vested or not vested as of the date hereof, will be hereby terminated and of no further force or effect, except as set forth above.  For the absence of doubt, all rights of Executive to future awards or issuances of any shares of Common Stock, under any plan or agreement, option, warrant, plan or right, and any future vesting thereof, shall terminate.  All rights to any future salary, bonus, compensation and benefits of Executive (other than as expressly set forth herein) shall terminate as of the date of this Agreement and Executive shall have no further rights or claims thereto.  Executive shall be responsible to pay any and all taxes which are attributable to him pursuant to law and which are associated with his employment and this Agreement, other than withholding taxes which have heretofore been withheld from Executive.

d)
(i)  The Companies agree to continue to pay Cecilia Soto her current salary and to continue her employment by Empire Sports through October 31, 2011. (ii) The Companies shall permit the Executive to occupy and use their office premises at 110 Greene Street, New York, New York through October 31, 2011 , at no cost to Executive.  (iii) The Companies shall pay all of the Executive’s expenses pursuant to his Employment Agreement incurred on or before August 19, 2011.  The Executive shall pay fifty percent (50%)  of the charge for the airfare to the First Klitschko Match as reflected on the Executive’s American Express invoice for August 2011, provided that the Companies shall pay the balance of the charges on such invoice.

e)
All external employment-related inquiries as to facts and circumstances surrounding Executive’s separation will be addressed by Peter Levy (or another senior officer), and the Companies shall direct that their remarks will indicate only the positions held by Executive and that Executive voluntarily resigned.  Notwithstanding anything herein to the contrary, the Companies shall not be limited or in violation of this Agreement with respect to its response to any regulatory or other governmental inquiry or requirement, including, without limitation, information contained in any SEC filing or report related to this Agreement or the termination of Executive as an officer, director, shareholder or Executive, to the extent required by law or regulation.

f)
(i)  In consideration of the payments and other consideration and obligations described in this Agreement, the Executive hereby releases and discharges the Companies, MB, BH, Escrow Agent, and their respective heirs, executors, successors, assigns, and trust(s)(the “Executive Releasees”), from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, whatsoever, in law, admiralty, or equity, which against the Executive Releasees and their respective representatives, agents, attorneys, predecessors, successors, insurers, administrators, heirs, executors and assigns, the Executive has ever had, now has, or hereinafter can, shall, or may have, for, upon, or by reason of, any matter, cause, or thing, whatsoever, whether known or unknown, from the beginning of the world to the day of the date of this Agreement (other than as a result of any breach of any obligation set forth in this Agreement).

(ii)  In consideration of the payments and other consideration and obligations described in this Agreement, each of the Companies, MB, and BH (the “Companies/Lenders Releasors”) hereby releases and discharges the Executive and his heirs, executors, successors, assigns, and trust(s) (the “Companies/Lenders Releasees”), from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, whatsoever, in law, admiralty, or equity, which against the Companies/Lenders Releasees, and their respective representatives, agents, attorneys, predecessors, successors, insurers, administrators, heirs, executors and assigns, the Companies/Lenders Releasors have ever had, now have, or hereinafter can, shall, or may have, for, upon, or by reason of, any matter, cause, or thing, whatsoever, whether known or unknown, from the beginning of the world to the day of the date of this Agreement (other than as a result of any breach of any obligation set forth in this Agreement).

g)
(i) The Executive represents and warrants that he has not assigned, transferred, sold, or pledged, any claim or claims that he has, has had, or may have, against the Executive Releasees, from the beginning of the world to the date of this Agreement, and the Executive understands and acknowledges that the Company is relying on the aforesaid warranty and representation.

(ii) Each of the Companies and the Lenders represents and warrants that it or he has not assigned, transferred, sold, or pledged, any claim or claims that it or he has, has had, or may have, against the Companies/Lenders Releasees, from the beginning of the world to the date of this Agreement, and each of the Companies and the Lenders understands and acknowledges that the Executive is relying on the aforesaid warranty and representation.

h)	The Companies shall pay or reimburse Executive for all expenses reasonably incurred by him in connection with his employment through the date of this Agreement.

i)
The Companies shall bear all costs and expenses relating to the action in the Supreme Court of the State of New York, County of New York, Index No. 100938\11, and any and all arbitration and other proceedings relating thereto, against certain of the Companies and the Executive, inter alia, which has been commenced by Shannon Briggs (the “Briggs Action”), including without limitation attorneys’ fees, and shall indemnify and hold harmless the Executive with respect thereto.  In the event of a final judgment not subject to appeal in the Briggs Action which specifically awards damages against the Executive personally, the Executive shall pay such damages.

3.           Additional Obligations.

(a)
Executive agrees that Executive will not publicly or privately disparage or criticize the Companies, MB or BH, or any of their partners, shareholders, members, directors, officers, agents, attorneys or employees. Each of the Companies, MB and BH agrees that it or he will not publicly or privately disparage or criticize the Executive, or any of his partners, agents, attorneys or employees.

Executive represents and warrants that he is not aware of threatened claims against the Companies that have not been communicated to the Companies.  Executive further represents and warrants that Executive is not aware of any investigation, inquiry, demand, request for information, or other action by any regulatory, administrative, or other government agency concerning the Company’s business, any officer, director or Executive or any activities which have not been communicated to Company.  Each of  the Companies and the Lenders represents and warrants that it or he is not aware of threatened claims against the Executive that have not been communicated to the Executive.  Each of  the Companies and the Lenders further represents and warrants that it or he is not aware of any investigation, inquiry, demand, request for information, or other action by any regulatory, administrative, or other government agency concerning the Executive or which has not been communicated to Company.

(b)
For the absence of doubt, termination of the Employment Agreement shall terminate all rights to future payments and other consideration under the Employment Agreement, and by virtue of the employment by Company of Executive, and the Executive further waives all claims against the Companies and releases and discharges the Companies from liability from any claims or damages that Companies may have against it as of the date of the Agreement, whether known or unknown, including, without limitation, any and all claims for future wages, severance, bonuses, monetary or equitable relief or other damages of any kind, vacation pay, or other Executive fringe benefits or attorneys’ fees.

(c)
Executive agrees to cooperate fully with the Companies, at the Companies’ sole cost and expense, in the investigation of any claims, suits, investigations or enforcement proceedings brought against the Companies arising from, involving or concerning any portion of Executive’s prior employment with the Companies in order to permit the Companies to be able to fully and fairly investigate and defend such claims.  This includes, but is not limited to, responding to inquires in a timely fashion, producing any requested information, and testifying at any hearings.  The Executive will reasonably assist the Companies in the defense of any such investigation at the Companies’ sole cost and expense. Notwithstanding anything herein to the contrary, in the event that the Companies become adverse to Executive in any proceeding relating to such investigation (or threatens legal action against the Executive pertaining to such issues), Executive shall be under no obligation to voluntarily cooperate, but will nonetheless remain subject to judicial orders which are attributable to him pursuant to law or mandates.

(d)
Each of the Executive, the Companies, the Lenders and the Escrow Agent agrees that it or he will not disclose, or cause to be disclosed in any way, the terms of this Agreement, the facts and circumstances underlying this Agreement, or the fact that such Agreement exists except to their respective spouses or significant others, accountants, attorneys and/or other professional advisors, as necessary or appropriate, or as may be required by law or regulation, or for the purpose of enforcing this Agreement or defending himself or itself in any action or proceeding should that become necessary, except as required by applicable law, rule or regulation in the reasonable judgment of counsel to any of the parties hereto which are bound by this Section 3(d)..

(e)
Executive acknowledges and hereby re-affirms Executive’s continued obligation to the Companies with respect to confidential, privileged, or proprietary information to which Executive had access, and work product developed, in connection with Executive’s employment, with the Companies.  This would include, but is not limited to, information as to the identity of the Company’s clients and its clients’ privileged or confidential information.  Executive continues to be prohibited from disclosing at any time, in whole or in part, such secrets, confidential, privileged, or proprietary information to any person, firm, corporation, or other entity under any circumstances, unless consented to by the Companies in writing.  Notwithstanding, the Executive may utilize any information in his possession in connection with his continued operation of a sports and entertainment business.

4.           Non-Admission.  Neither this Agreement, nor anything contained herein, is to be construed as an admission by the Companies, Lenders or Executive or as evidence of any liability, wrongdoing or unlawful conduct whatsoever.

5.           Severability.  If any provision of this Agreement is invalidated by a court of competent jurisdiction, then such provision shall be modified to the minimum extent necessary to render it valid and enforceable, and all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

6.           Risk of Mistake.  The parties have executed this Agreement with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

7.           Notices.

Notice Addresses.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, or the next business day if sent by overnight courier (providing proof of delivery), or on the same business day if sent via facsimile on a business day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to Executive:

Mr. Sheldon Finkel
1070 Park Avenue, Apr. 2-C
New York, New York 10128

with a copy (which shall not constitute notice) to:

Thomas R. Roberts, Esq.
Law Offices of Thomas R. Roberts
c/o Velocity Technology Solutions, Inc.
850 Third Avenue, Tenth Floor
New York, New York 10022
Facsimile: (646) 884-6670

If to the Companies:

Sagebrush Gold, Ltd

1640 Terrace Way Walnut Creek, California 94597
Att: David Rector, President
Phone: (208) 288-5550

with a copy (which shall not constitute notice ) to:

Howard J. Trinker, Esq.
155 Morris Avenue, Suite 100
Springfield, New Jersey 07081
Phone: (973) 921-1202
Facsimile: (973) 921-1203

If to Lenders:

Mr. Barry Honig
4400 Biscayne Blvd., Suite 800
Miami, Florida 33137
Facsimile: (305) 571-9400 Mr. Michael Brauser 4400 Biscayne Blvd., Suite 800 Miami, Florida 33137 Facsimile: (305) 571-9400

8.           Acknowledgement and Waiver.

The Companies, the Executive, MB and BH hereby acknowledge that: (i) Sichenzia Ross Friedman Ference LLP has previously served as counsel to the Companies and in the future may serve as counsel to the Companies  Such firm does not represent the Companies and presently serves as counsel with respect to the Loans and this Agreement exclusively to MB and BH; and (ii) Thomas R. Roberts, Esq. has previously served as counsel to the Companies and the Executive, and that he currently serves as counsel only to the Executive for all purposes related to this Agreement.  Each of the Companies, the Executive, MB and BH have previously waived any and all conflicts of interest in connection with such previous and current activities and each of them hereby waives any and all conflicts of interest in connection therewith.  The Companies have been advised by the foregoing counsel that the Companies in connection with this Agreement and the matters described herein, should retain counsel of their choice with respect to this Agreement and the matters herein, and to obtain the advice of other counsel inasmuch as important rights of the Companies may be involved or affected relative to the matters herein, the Loans and the Agreements.  No presumption against any party to this Agreement shall be asserted as a result of the drafting of or in connection with the drafting and negotiation of this Agreement and ancillary agreements.

9.           Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties and shall not be modified or suspended except upon express written consent of the parties to this Agreement.  Each of the parties to this Agreement  represents and acknowledges that in executing this Agreement he or it does not rely and has not relied upon any representation or statement made by any of the other parties or their respective agents, representatives or attorneys which is not set forth in this Agreement.

10.           Supersedes Past Agreements.  Except as expressly provided herein, this Agreement supersedes and renders null and void any previous employment agreements and other contracts, whether written or oral, between Executive and the Companies.

11.           Governing Law and Dispute Resolution.  This Agreement shall be governed by the internal laws of the State of New York without reference to principles of conflicts of laws. The parties expressly agree that they will seek to amicably resolve any differences or disagreements and in the absence of such resolution that any dispute arising from or relating to this Agreement shall be resolved exclusively in the federal or state courts located in the State of New York, New York County.

12.           Effective Date.  This Agreement is effective as of the date hereof.

13.           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, whether in facsimile or hard copy.  Each party which delivers to the other parties facsimile counterparts of this Agreement which are executed by it shall promptly thereafter deliver to the other parties original hard copy counterparts of this agreement which are executed by it.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement and Release to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SAGEBRUSH GOLD LTD. By:_______________________ Name: Title:

EMPIRE SPORTS & ENTERTAINMENT, CO.

By:_______________________
Name:
Title:

EXCX FUNDING CORP.

By:_______________________
Name:
Title:

THE CAPITAL HOEDOWN, INC.

By:_______________________
Name:
Title:

SHELDON FINKEL

_________________________

MICHAEL BRAUSER

_________________________

BARRY HONIG _________________________ WILLIAM FINKEL _________________________

EXHIBIT A

During the period beginning on the Effective Date and ending December 31, 2012 (the “Lockup Period”), the undersigned will not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any shares of the common stock of Sagebrush Gold, Ltd., (the “Shares”), beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Shares, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Receivable Shares.

The foregoing lockup restriction may be waived or amended only by MB and BH.